EXHIBIT 4.17

Agreement for the Transfer of Land Use Right of

State-owned Construction Land in Tianjin

(for Industrial Construction)

Supervised by Tianjin Municipal Bureau of Land Resources and Housing

Management

Contract No.: 2009-012

Agreement for the Transfer of Land Use Right of State-owned

Construction Land in Tianjin

(for Industrial Construction)

Contracting parties:

Transferor: Tianjin Economic-Technological Development Area (TEDA) Land Administration

Address: No. 19 Hongda Street of TEDA

Zip code: 300457

Tel: (022) 25202185

Fax: (022) 25201515

Bank: Hongda Subbranch of CCB TEDA Branch

Account name: Financial Center of TEDA Administrative Committee

Account number: 2261002072010705

Transferee: Vimicro Electronics Corporation

Address:

Zip code:

Tel:

Fax:

Bank:

Account name:

Account number:

Chapter 1 General Principles

Article 1 In accordance with regulations of Real Rights Law of the People’s Republic of China, Contract Law of the People’s Republic of China, Land Administration Law of the People’s Republic of China, Law of the People’s Republic of China on Administration of the Urban Real Estate and Tianjin Municipal Regulation on Land Administration as well as relevant administrative rules and land supply policies, both parties have reached the following contract of agreement on the basis of the principles of equity, free will, compensation and good faith.

Article 2 The land ownership transferred belongs to the People’s Republic of China and the Transferor shall transfer the state-owned construction land usufruct according to legal authority. Underground resources, buried items and municipal public utilities shall not be included in the scope of transfer of the state-owned construction land usufruct.

Article 3 Within the term of transfer, Transferee shall have right to possess, utilize, make profits and dispose the state-owned construction land obtained in accordance with laws, and enjoy usufruct of the same land, and shall have the right to build constructions, structures and other subsidiary facilities on this land.

Chapter 2 Delivery of Transferred Land and Payment of Transfer Fee

Article 4 The transferred parcel of land hereof is numbered as TEDA (Gua) 2009-010 with an area of thirty four thousand four hundred and eighteen point forty five square meters (34,418.45 m2).

The transferred parcel of land hereof is located at Tianjin Economic-Technological Development Area (TEDA).

The transferred parcel of land hereof has its boundary reaching the Public Parking Lot on the east, the Guihuahuanlu road on the south, Guihuawulu road on the west and Guihualu road on the north. See Land Allocation and Boundary Division (Appendix 1) for the specific location of this parcel of land.

The space scope of the transferred parcel of land hereof should be in compliance with related requirements of urban planning and administration and shall be a closed space defined by the vertical planes and the upper bound and the lower bound limiting the above boundaries.

Transferee may retain the trees and power supply facilities within the scope of the transferred parcel of land hereof based upon its own planning and design scheme. In the even that such tress and power supply facilities are not needed, Transferee can settle related issues through consultation with concerned administrations and bear required expenses. Transferee shall settle related issues through consultation with concerned administration in case underground structure or other underground facilities exist.

Article 5 The transferred parcel of land hereof is for industrial use.

Article 6 The term of the transferred state-owned construction land usufruct hereof is 50 years which shall be commenced on the date of actual delivery of the land.

Article 7 Transferor agrees that this parcel of land will meet the condition prescribed in Item 1 of Article 7 as below when delivered:

1. Land shall be leveled;

2. Land shall be in current conditions.

Article 8 Both parties shall identify on site the conditions of this parcel of land when delivering land in compliance with Article 7 and sign Land Handover Confirmation Letter within ten (10) working days after the Transferee pays all land transfer fee subject to this Contract.

Article 9 The transfer fee of the transferred parcel of land hereof is RMB thirteen million seven hundred sixty seven thousand three hundred and eighty yuan (RMB 13,767,380 yuan) including support expenses for external public infrastructures, such as water supply, drainage, sewage, power, heat, gas, road, telecommunication and cable television facilities.

Article 10 Transferee shall pay RMB     /     (in letter) (RMB    /     in figure) to Transferor when signing this Contract as deposit money which shall set off part of land transfer fee.

Article 11 Transferee agrees to pay up the land transfer fee summing to RMB thirteen million seven hundred sixty seven thousand three hundred and eighty yuan (RMB 13,767,380 yuan) within 60 days after signing this Contract.

Article 12 Transferee shall apply for registration for the state-owned construction land usufruct with holding of this Contract, voucher of land transfer fee payment and other necessary certificates after paying up the transfer fee of this parcel of land subject to this Contract.

Chapter 3 Land Development, Construction and Utilization

Article 13 New constructions, structures and relevant subsidiary facilities built by Transferee within the scope of the transferred parcel of land hereof shall be in compliance with the conditions for planning of transferred parcel of land set by the administrative organizations in charge of urban planning, which include:

1. Floor area ratio: 3.0-3.52;

2. Building height: < 50 meters;

3. Building coverage ratio: 35%-45%;

4. Green coverage rate: no greater than 20%;

5. Requirements for planning and designing shall be as below:

The development and construction carried out by Transferee within the scope of the transferred parcel of land hereof should be in compliance with relevant requirements of the administration in charge of planning and construction.

Article 14 Transferee agrees that new constructions, structures and relevant subsidiary facilities built within the scope of the transferred parcel of land hereof shall be in compliance with the following land use requirements:

1. Industrial type of access: IC manufacture;

2. Building ratio of construction: 35%-45%;

3. The total investment in the project’s fixed assets of the transferred parcel of land hereof shall not be less than the amount of RMB four hundred and sixty four million five hundred thousand yuan (RMB 464,500,000 yuan) which is approved or registered for reference. The investment intensity shall not be less than RMB thirteen thousand four hundred and sixty three yuan per square meter (RMB 13,463 yuan / m2).

The general investment in the project’s fixed assets of the transferred parcel of land hereof includes constructions, structures and relevant subsidiary facilities as well as equipment investment and land transfer fee, etc.

4. The transferred parcel of land hereof is used for industrial construction. According to the planning and designing conditions fixed by planning administration, the area of facilities for administration and life service inside the enterprise within the transferred parcel of land hereof shall be no more than 7% of the transferred parcel of land hereof, namely no more than two thousand four hundred and nine point twenty nine square meters (2,409.29 m2).

Transferee agrees not to build non-production support facilities within the scope of transferred parcel of land, such as housing, expert building, hotel, hostel and training center, etc.

5. Other requirements on land use:     /    ;

Article 15 Transferee agrees to concurrently build the following support projects within the scope of transferred parcel of land hereof which shall be handed over to the government with no compensation after completion:

1.                     /                    ;

2.                     /                    ;

3.                     /                    .

Article 16 Transferee agrees to start the construction of the transferred parcel of land hereof within six (6) months since May 18, 2009.

In case of failing to operate on schedule, Transferee shall apply to Transferor for construction extension 30 days before the expiry date. With Transferor’s consent, the construction can be extended, but the extension shall be no more than 1 year.

Article 17 Transferee agrees to complete the construction of transferred parcel of land hereof before Dec. 31, 2013.

In case of failing to complete on schedule, Transferee shall apply to Transferor for construction extension 6 months before the expiry date. With Transferor’s consent, the construction can be extended, but the extension shall be no more than 2 years.

Article 18 The transferred parcel of land hereof has completed the support services of external public infrastructures including water supply, drainage, sewage, power, heat, gas, road, telecommunication and cable. Transferee shall apply to relevant urban support service administrations for fixing other external public infrastructures and shall pay corresponding expenses as ruled.

Article 19 During the construction in the transferred parcel of land, Transferee shall handle the issues concerning the connection of the water supply, gas supply, sewage and other facilities with the external trunk line , power substation interface as well as introducing project located outside the transferred parcel of land as ruled accordingly.

Transferee agrees that all pipes and lines placed by the government for public utility may get in and out, pass through and cross over the transferred parcel of land. However the government or public utility organizations shall make reasonable compensation in case such place may influence the use function of transferred parcel of land.

Article 20 Transferee shall take legal and reasonable use of the land. All activities carried out by Transferee on the transferred parcel of land are not allowed to damage or destroy surrounding environment or facilities. Transferee shall make compensation in case of any loss to the country or other persons.

Article 21 During the transfer term, Transferee shall use the land according to the land use, the planning conditions and the land use requirements subscribed in this Contract and is not allowed to make unauthorized change.

In case of any necessity to change the land use subscribed in this Contract, Transferor entitles to take back the construction land usufruct with compensation and then re-transfer in accordance with laws. In case of any necessity to change the industrial type of access subscribed in this Contract, Transferee shall sign an amendment of the Contract or sign a new contract on the transfer of state-owned construction land usufruct after completing the verification, approval and filing of new project.

Article 22 The government retains the planning adjustment right of the transferred parcel of land hereof during the use term. In case of any change to the original planning, existed constructions on this parcel of land shall not be affected but the rebuilding, restore or reconstruction for the constructions, structures and other subsidiary facilities on this parcel of land during the term or the application for renewal at the expiration of transfer term shall be carried out subject to the valid planning at that time.

Article 23 Transferor is not allowed to take back the use right of state-owned construction land used legally by Transferee before the expiration of use term subscribed in this Contract. In the event that such take-back is needed in advance of the expiration of use term for the public interests and benefits, Transferor shall report to superior administration for approval in accordance with legal procedures and shall make compensation to land users based on the value of the constructions, structures and other subsidiary facilities at the time of taking-back, the appraised market price of the state-owned construction land usufruct in the remaining use term and the appraised direct loss.

Chapter 4 Transfer, Lease and Mortgage of the Use Right of State-Owned Construction Land

Article 24 After the Transferee pays the land transfer fee, applies for the registration for the state-owned construction land usufruct and obtains the state-owned construction land usufruct under this Contract, Transferee shall have the right to transfer, lease and mortgage all or part of state-owned construction land usufruct hereof. The remaining term after first transfer (including selling, exchange and donation) of the state-owned construction land usufruct shall be compliant with the conditions ruled in Item 1 of Article 24 with the affirmation of Transferor.

1. Transferee is not allowed to transfer relevant use right unless Transferee carries out investment and development under this Contract and completes over 25% of the total amount of development and investment confirmed by Transferor;

2. Transferee shall carry out investment and development under this Contract to the extent that forms the conditions of industrial land or other construction land.

The investment ratio of development and construction shall be audited by auditing firm or accounting firm with professional auditing qualification authorized by the Transferee, and confirmed by the auditing report concerning the ratio of developed investment amount and the total investment amount. The total amount of development and investment shall be subject to the construction and investment plan of planning administration.

Article 25 Written transfer and mortgage contract shall be signed for the transfer and mortgage of the state-owned construction land usufruct. Written lease contract shall be signed as well if the lease term of the state-owned construction land usufruct is over six (6) months.

The transfer, lease and mortgage contracts of the state-owned construction land usufruct are not allowed to violate laws, regulations and this Contact hereof.

Article 26 The rights and obligations regulated in this Contract and land registrations documents shall be assigned along with the transfer of all or part of state-owned construction land usufruct. The term of state-owned construction land usufruct shall be the remaining term deducting used term from the use term agreed in this Contract.

The rights and obligations regulated in this Contract and land registrations documents shall still be undertaken by Transferee after all or part of state-owned construction land usufruct hereof has been leased.

Article 27 Registration for the transfer and mortgage of state-owned construction land usufruct shall be applied and handled at relevant land and resource administration as ruled.

Chapter 5 Use Tenure Expiration

Article 28: Upon the expiration of the use tenure of the land under this Contract and in case of the land user in need of utilizing the land under this Contract continuously, the land user shall submit renewal application to the Transferor at least one year before the expiration of the use tenure, and the Transferor shall approve of the renewal unless the land under this Contract needs to be taken back for public interests.

When the Transferor agrees to renew the Contract, the land user shall go through all paid land utilization formalities such as transfer and leasing, re-sign relevant transfer or leasing contracts for paid land utilization and pay land transfer fee or rent for land utilization.

Article 29: Upon expiration of the use tenure of the land under this Contract, if the land user attempts to apply for renewal of the Contract but fails to obtain the approval due to public interests, the land user shall return the usufruct certificate of the state-owned construction land and proceed all procedures involved in the cancellation of the state-owned construction land usufruct registration as per relevant regulations, and the state-owned construction land usufruct shall be recovered by the Transferor with no obligation. The Transferor and the land user agree that all buildings, structures and other subsidiary facilities under this Contract shall be dealt with in accordance with the provisions in Item 1 of this Article:

1. The Transferor recovers all buildings, structures and other subsidiary facilities on the land and offers the land user appropriate compensation in accordance with the scrap value of the buildings, structures and other subsidiary facilities on the land;

2. The Transferor recovers all buildings, structures and subsidiary facilities on the land with no charge.

Article 30: Upon the expiration of the use tenure of the land, if the land user does not apply for the renewal of the Contract, the land user shall return the state-owned construction land usufruct certificate and go through all procedures involved in the cancellation of the state-owned construction land usufruct registration as per relevant regulations, and the state-owned construction land is to be recovered by the Transferor without compensation. All buildings, structures and other subsidiary facilities under this Contract shall be returned to the Transferor with no charges, and the land user shall maintain the normal functions of all buildings, structures and other subsidiary facilities on the land and make them be safe from man-made sabotage. If the buildings, structures and other subsidiary facilities on the land have lost their normal functions, the Transferor may require the land user to move or pull down the buildings, structures and other subsidiary facilities on the land to recover the ground leveling.

Chapter 6 Force Majeure

Article 31: If a party of this Contract fails to perform any and all of this Contract due to force majeure, the party suffers from the force majeure can be relieved from performing its obligations under this Contract. The party claims inability shall take all necessary remedies under reasonable circumstances so as to reduce the losses caused by force majeure. If the force majeure occurs during the period of one party’s delayed performance under this Contract, exemption of force majeure shall not be applied.

Article 32: The party suffers from force majeure shall inform the other party of the occurrence of any event of force majeure in written notice of letter, telegram or fax within seven days. The affected party shall provide the other party reports or evidence of partial or complete failure in performing the Contract or the necessity of extension of performance under this Contract within fifteen days of the occurrence of force majeure.

Chapter 7 Responsibilities of Breach of Contract

Article 33: The Transferee shall pay the land transfer fee on time in accordance with the provisions of this Contract. If the Transferee fails to pay the land transfer fee on time, it shall pay to the Transferor the damage at the rate of 1‰ of the amount of payment due and delayed per day. If the delay of payment exceeds 60 days, the Transferor has the right to terminate the Contract and require the Transferee to compensate for any other losses caused by the breach of contract, while the Transferee loss the right to require the Transferor to return the deposit.

Article 34: If the Transferee leaves the land unused for more than one year but less than two years, it shall pay vacant land fees as per relevant laws; if the land leaves unused for more than two years and construction has not started, the Transferor and the Transferee can negotiate in accordance with relevant laws and regulations.

Article 35: If the Transferee fails to start the construction on the date stipulated in this Contract or the date agreed by both parties as to the extension of the construction, the Transferor has the right to require the Transferee to continue performing the Contract.

Article 36: The Transferee shall obtain the “Construction Project Completion Acceptance Registration Notice” within the agreed term or the delayed term agreed by both parties.

Article 37: If the total investment in the fixed assets, investment intensity and total amount of development and investment do not meet the agreed standards in the Contract, the Transferor can require the Transferee to pay a penalty amounting to the same proportion of the transfer fee in accordance with the proportion of the actual investment due and delayed to the total amount of investment and investment intensity, and the Transferee shall be liable to continue performing the obligations under the Contract.

Article 38: If the construction floor area ratio, building ratio of construction or any other criteria cannot meet the minimum standards under this Contract, the Transferor may require the Transferee to pay a penalty amounting to the same proportion of the transfer fee according to the proportion of the actual difference to the minimum standards under the Contract, and the Transferee shall be liable to continue performing the obligations under the Contract.

Article 39: If the green coverage ratio in industrial construction projects, the proportion of the land area of administration offices and service facilities inside the enterprise, the construction area of administration offices and service facilities inside the enterprise, or any other criteria goes beyond the standards in the Contract, the Transferor shall require the Transferee to pay a penalty amounting to 1 ‰ of the transfer fee of the transferred parcel of land, and pull down relevant aforesaid green and construction facilities at its own expense.

Article 40: When the Transferee pays the transfer fee as per the provisions in the Contract, the Transferor shall hand over the transferred land on the date stipulated in the Contract. If the failure of Transferor to hand over the transferred land on time results in the Transferee’s delay in the use tenure of the land, the Transferor shall pay to the Transferee a damage amounting to 1‰ of the paid land transferred fee on a daily basis, and the use tenure of the land shall commence on the date of actual handover of the land. If late handover of the land of the Transferor exceeds 60 days, the Transferee has the right to terminate the Contract, and the Transferor shall return two times of the deposit and give back any other part of the paid land transferred fee. Additionally, the Transferee can claim any and all losses in connection of or arising from the breach of contract by the Transferor.

Article 41: If the land handed over by the Transferor fails to meet the agreed land conditions in the Contract, the Transferee has the right to require the Transferor to perform its obligations under the Contract and to compensate for its direct losses caused by the delayed performance of the Contract. The use tenure of the land commences from the date when the land meets the agreed land conditions.

Chapter 8 Governing Laws and Disputes Settlement

Article 42: Laws of the People’s Republic of China are applicable to the execution, validity, interpretation, performance and disputes settlement of the Contract.

Article 43: Disputes arising in the performance of the Contract are to be settled through negotiation between both Parties. If the disputes cannot be solved through negotiation, they should be solved in accordance with the approach regulated in Item 2 of this Article:

1. Submitting to    /     Arbitration Commission for arbitration;

2. Filing a lawsuit in People’s Court in accordance with applicable laws.

Chapter 9 Miscellaneous Provisions

Article 44: The land transfer plan under this Contract shall be approved by the Administrative Committee of TEDA, and the Contract comes into effect as of the signature of both Parties.

Article 45: Both Parties of this Contract shall acknowledges that the names, addresses, telephone numbers, fax numbers, banks name, account information, agents and other contents are genuine and valid. If information aforesaid of one party has changed, the party shall inform the other party of the changes in writing within fifteen days; otherwise, responsibilities arising from untimely notification shall be assumed by the party having information changes.

Article 46: Inconsistence between the Transferor’s name and the account information does not affect payment of the land transfer fee, and the Transferee shall transfer the land transfer fee according to the account information and bank name provided by the Transferor.

Article 47: This Contract and its appendixes have twenty (20) pages in total and the Chinese version shall prevail.

Article 48: All money amount and square measure involved in this Contract shall be expressed in both words and numbers, and the words and numbers shall be consistent with each other and the words shall prevail when inconsistence occurs.

Article 49: Items not covered in this Contract shall be executed in accordance with relevant laws and regulations. Both Parties can conclude additional agreement as the appendix of this Contract, which enjoys equal legal validity with this Contract.

Article 50: This Contract is in quadruplicate, with each of equally binding force, and the Transferor and the Transferee respectively keep two originals.

(Signature and seal page only)

Transferor (Seal) : (Seal)	Transferee (Seal) : (Seal)

Legal Representative (Entrusted Agent)	Legal Representative (Entrusted Agent)

(Signature) : /s/	(Signature) : /s/

May 18, 2009

Supplementary Agreement to Agreement for the Transfer of

Land Use Right of State-owned Construction Land in Tianjin

In accordance with the provisions in Article 49 of 2009-012 “Agreement for the Transfer of Land Use Right of State-owned Construction Land in Tianjin” (hereinafter referred to as “Transfer Contract”), the Transferor Tianjin Economic and Technological Development Area (TEDA) Land Administration and the Transferee Vimicro Electronics Corporation have reached the following agreement concerning the land utilization conditions, land development and utilization and other aspects not covered in the Transfer Contract:

Chapter 1 Requirement of Land Development and Utilization and Construction Management

Article 1 Requirement of Land Development and Utilization

1.1 The Transferee shall carry out the construction in accordance with the prescribed land use and project design proposal within the scope of land use.

1.2 After being granted the state-owned construction land usufruct for the land, the Transferee shall entrust Surveying Team of TEDA with the establishment of terminus boundary markers based on the flex point coordinates for the land boundary in “Land Allocation and Boundary Division”.

1.3 The Transferee shall make overall planning in accordance with the agreement in the Contract and follow the planning in construction after obtaining the state-owned construction land usufruct for the land.

1.4 Within the use tenure of the land, the Transferee shall acknowledge that all buildings and relevant facilities on the land under the Contract are in the practically useable condition, and shall assume all expenses.

1.5 During the development and construction of the land, if the Transferee needs to use the land outside the construction red line temporarily, it shall negotiate with appropriate land users; if the land outside the construction red line has not been approved by the government yet, the Transferee shall report to TEDA Land Administration for approval and pay the fee for temporary use of the land.

1.6 If the Transferee goes in liquidation, bankruptcy or insolvent due to the failure of management, the Transferor enjoys pre-emptive acquisition right for the land and buildings on the land when the state-owned construction land usufruct will be transferred.

Article 2 Public Infrastructure Construction Administrative Provisions

2.1 As to water supply, power supply, gas, heat supply and other energy supply facilities construction involved in the construction by the Transferee on the land, the Transferee shall submit application to relevant energy professional corporations of, TEDA, sign energy supply contracts and pay relevant fees.

2.2 Before implementation of the construction, the Transferee must find out the situations of ditches, water channels, cables and other facilities within the transferred land and its adjacent land; if the Transferee’s construction causes any damage to relevant public infrastructure, the Transferee shall make timely restoration and assume relevant fees.

2.3 Within the construction red line of the transferred land, a three-meter stretch for municipal pipe gallery land shall be reserved in two adjacent directions, and the Transferee is forbidden to construct internal self-contained pipelines (including aboveground and underground), facilities and channels on the municipal pipe gallery land. When the government needs to lay public municipal pipelines or construct related structures on the municipal pipe gallery land in case of the need of municipal planning, the Transferee shall provide unconditional coordination and shall not charge any fee on the Transferor or relevant department.

2.4 Within the use tenure of the land, the Transferee shall protect all municipal facilities on the land and avoid damage to the facilities; otherwise, the Transferee shall assume all fees for restoration.

Article 3 Land Utilization Administrative Provisions

3.1 The Transferee shall not occupy any land outside the construction red line for any reason (including piling materials, equipment, etc.); otherwise, it is considered to have conducted illegal appropriation of land.

3.2 The Transferee shall not open up, eradicate or excavate the adjacent land.

3.3 During the period of the utilization of the land, the Transferor has the right to supervise and check the land utilization situations of the Transferee within the construction red line, which shall not be refused or hindered by the Transferee.

Article 4 Responsibilities of Breach of Contract

4.1 The Transferee agrees and promises that it will make overall planning for the transferred land and follow the planning in its construction.

4.2 If a party (“breaching party”) violates any provision in the Contract, the other party (“aggrieved party”) shall inform the breaching party of the obligations arising from the breach, and if the breaching party fails to correct its non-performance behaviors within thirty days as of the reception of the said notice from the aggrieved party, the aggrieved party can solve the issue in accordance with relevant regulations of the laws.

Transferor (Seal) (Seal)	Transferee (Seal) (Seal)

Address:	Address:

Legal Representative (Entrusted Agent):	Legal Representative (Entrusted Agent):

(Signature) /s/	(Signature) /s/

Tel:	Tel:

Fax:	Fax:

Post Code:	Post Code:

May 18, 2009

Land Handover Confirmation Letter

Transferor: Tianjin Economic and Technological Development Area (TEDA) Land Administration

Transferee: Vimicro Electronics Corporation

The land transferred by the Transferor to the Transferee is located in TEDA, with the land number of TEDA (Gua) 2009-010 and with a total area of thirty four thousand four hundred and eighteen point forty five square meters (34,418.45 m2). Both parties have identified that the land has satisfied the land conditions for handover agreed in the Transfer Contract, and both parties have conducted the handover of the transferred land.

Both parties have identified the terminus boundary markers at various boundary marks on site in accordance with “Land Allocation and Boundary Division” and boundary mark coordinates. The Transferee shall protect the terminus boundary markers and shall not change them at it own discretion. When the terminus boundary markers are damaged or moved, the Transferee shall immediately submit a written report to the Transferor, apply for boundary restoration survey and terminus boundary markers restoration, and assume all necessary fees.

Transferor (Seal) : (Seal)	Transferee (Seal) : (Seal)

June 12, 2009